Exhibit 99.1

INSULET REPORTS THIRD QUARTER 2014 RESULTS

Revenue Up 23% and Gross Profit Up 39% Year Over Year
Company Achieves Net Breakeven, Excluding One-Time Charges

BILLERICA, MA, November 5, 2014 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and nine months ended September 30, 2014.

Third Quarter Results

Third quarter 2014 revenue increased 23% to $75.0 million, compared to $61.1 million in the third quarter of 2013. Gross profit for the third quarter of 2014 rose 39% to $38.0 million from $27.4 million for the third quarter of 2013. The Company continued to expand gross margin in the third quarter of 2014, reaching 51%, compared to 45% in the third quarter of 2013.

“The revenue and gross profit levels we achieved in the third quarter demonstrate our continued focus on driving demand for the OmniPod with people living with Type I diabetes,” said Patrick Sullivan, President and Chief Executive Officer of Insulet. “In my first fifty days at Insulet, I’ve had the opportunity to gain a much deeper understanding of our Company, and my enthusiasm for this business and its future has grown significantly. We are well poised for continued growth with the easiest-to-use, most innovative product in the insulin delivery market with a pipeline of initiatives that will continually raise the bar for years to come.”

Operating expenses were $40.9 million in the third quarter of 2014, compared to $44.7 million in the third quarter of 2013. During the third quarter of 2014, the Company recorded approximately $7 million of additional compensation expense relating to the recent CEO transition. The additional compensation charge was primarily related to non-cash amounts. Operating expenses in the third quarter of 2013 included approximately $10 million related to the legal and settlement costs associated with the Medtronic patent litigation, which was settled in September 2013.

Operating loss for the third quarter of 2014 was $2.9 million, compared to an operating loss of $17.3 million in the third quarter of 2013, an improvement of more than 80%. Excluding the one-time compensation charges, the Company would have reported an operating profit of approximately $4 million for the third quarter of 2014.

Interest and other expense was $7.9 million in the third quarter of 2014, compared to $4.0 million in the third quarter of 2013. The increase in interest and other expense is due to the $4.3 million loss recorded relating to the conversion of the remaining 3.75% Senior Convertible Notes in the third quarter for approximately $28.8 million in cash and 349,000 shares of common stock. All 3.75% Senior Convertible Notes were retired as of September 30, 2014.

Excluding the loss on the early extinguishment of debt and the compensation charges related to the CEO transition, the Company reached breakeven results at the net income line and on an earnings per share basis in the third quarter of 2014. Net loss for the third quarter of 2014 was $10.8 million, or $0.19 per share, compared to a net loss of $21.3 million, or $0.39 per share, for the third quarter of 2013.

Nine Month Results

For the nine months ended September 30, 2014, revenue increased 21% to $216.2 million from $178.6 million for the first nine months of 2013. Gross profit for the first nine months of 2014 was $106.6 million, as compared to a gross profit of $79.4 million in the first nine months of 2013. Operating loss for the nine months ended September 30, 2014 was $10.0 million, as compared to an operating loss of $29.3 million in the nine months ended September 30, 2013. Net loss for the first nine months of 2014 was $46.1 million, or $0.83 per share, compared to $42.5 million, or $0.79 per share, for the first nine months of 2013.

As of September 30, 2014, the Company had cash and cash equivalents of $146.4 million compared to $149.7 million at December 31, 2013.

Guidance
For the year ending December 31, 2014, the Company revised its estimate of revenue to be in the range of $292 to $297 million. For the fourth quarter of 2014, the Company expects that revenue will be in the range of $76 to $81 million.
Conference Call
Insulet will host a conference call on Wednesday, November 5, 2014 at 4:30 PM Eastern time to discuss the Company’s third quarter 2014 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (844) 831-3022 for domestic callers and (315) 625-6887 for international callers. The passcode is 23318176. A replay of the conference call will be available two hours after the start of the call through November 18, 2014 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 23318176. An online archive of the conference call will also be available by accessing the Investor Information section of the Company's website at http://investors.insulet.com.

About Insulet Corporation
Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement
The 2014 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its estimated revenue and operating profitability. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the OmniPod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to retain key payor partners and their members; failure to retain and manage successfully Neighborhood Diabetes’ Medicare and Medicaid business; potential adverse effects resulting from competition with competitors; technological change and product innovation adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the OmniPod System or its inability to enter into new license agreements; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the OmniPod System; the concentration of substantially all of Insulet's operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the 2% Convertible Senior Notes due June 15, 2019; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2014 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:
Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

`	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited) (In thousands, except share and per share data)
Revenue	$74,985	$61,103	$216,159	$178,551
Cost of revenue	36,943	33,708	109,544	99,168
Gross profit	38,042	27,395	106,615	79,383
Operating expenses:
Research and development	7,158	5,771	20,614	15,341
General and administrative	18,890	23,530	52,661	50,525
Sales and marketing	14,870	15,407	43,382	42,858
Total operating expenses	40,918	44,708	116,657	108,724
Operating loss	(2,876)	(17,313)	(10,042)	(29,341)
Interest and other expense, net	(7,948)	(3,972)	(35,920)	(12,879)
Loss before income taxes	(10,824)	(21,285)	(45,962)	(42,220)
Income tax expense	(21)	(5)	(138)	(254)
Net loss	$(10,845)	$(21,290)	$(46,100)	$(42,474)
Net loss per share basic and diluted	$(0.19)	$(0.39)	$(0.83)	$(0.79)
Weighted-average number of shares used in calculating net loss per share	55,819,242	54,458,364	55,447,414	53,786,974

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30, 2014	As of December 31, 2013
	(Unaudited) (In thousands, except share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$146,372	$149,727
Accounts receivable, net	47,145	33,067
Inventories	9,662	9,464
Prepaid expenses and other current assets	3,434	5,940
Total current assets	206,613	198,198
Property and equipment, net	36,582	32,356
Intangible assets, net	14,973	18,040
Goodwill	37,536	37,536
Other assets	5,493	1,825
Total assets	$301,197	$287,955
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$17,726	$19,359
Accrued expenses and other current liabilities	25,214	19,478
Deferred revenue	834	900
Current portion of capital lease obligations	3,990	2,637
Total current liabilities	47,764	42,374
Capital lease obligations	3,095	5,390
Long-term debt	167,418	113,651
Other long-term liabilities	2,580	1,943
Total liabilities	220,857	163,358
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at September 30, 2014 and December 31, 2013. Issued and outstanding: zero shares at September 30, 2014 and December 31, 2013.	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at September 30, 2014 and December 31, 2013. Issued and outstanding: 56,040,361 and 54,870,424 shares at September 30, 2014 and December 31, 2013, respectively.	56	55
Additional paid-in capital	652,909	651,067
Accumulated deficit	(572,625)	(526,525)
Total stockholders’ equity	80,340	124,597
Total liabilities and stockholders’ equity	$301,197	$287,955